AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION
THIS AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION (this “Agreement”) is made as of this [ ] day of [ ], 2025, by and among LoCorr Investment Trust (the “Trust”), a Ohio business trust, with its principal place of business at 687 Excelsior Boulevard, Excelsior, MN 55331, on behalf of its series the LoCorr Dynamic Opportunity Fund (the “Target Fund”), and the Trust, on behalf of its series the LoCorr Dynamic Opportunity ETF (the “Survivor Fund”) and, solely with respect to Article IX, LoCorr Fund Management, LLC (the “Adviser”), with its principal place of business at 687 Excelsior Boulevard, Excelsior, MN 55331. Each of the Target Fund and the Survivor Fund are a “Fund”, and together, the “Funds”.
WHEREAS, it is intended that the transactions contemplated by this Agreement constitute a “reorganization” as defined in Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder. Such transactions will consist of: (i) the transfer of all of the property and assets of the Target Fund to the Survivor Fund in exchange for (a) shares of beneficial interest, no par value per share, of shares of the Survivor Fund (the “Survivor Fund Shares”), and (b) the assumption by the Survivor Fund of all liabilities of the Target Fund; followed by (ii) the distribution of the Survivor Fund Shares pro rata to the shareholders of the Target Fund in exchange for their shares in the Target Fund (the “Target Fund Shares”) in liquidation of the Target Fund as provided herein, all upon the terms and conditions set forth in this Agreement ((i) and (ii) together, the “Reorganization”);
WHEREAS, the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury regulations Sections 1.368-2(g) and 1.368-3(a). Notwithstanding anything to the contrary contained herein, the obligations, agreements, representations ,and warranties with respect to each Fund shall be the obligations, agreements, representations and warranties of that Fund only, and in no event shall any other series of the Trust or the assets of any other series of the Trust be held liable with respect to the breach or other default by an obligated Fund of its obligations, agreements, representations and warranties as set forth herein;
WHEREAS, the Target Fund and Survivor Fund are separate series of the Trust, which is a business trust and an open-end, registered management investment company within the meaning of the Investment Company Act of 1940, as amended (the “Company Act”);
WHEREAS, the Target Fund owns securities and other investments that are assets of the character in which the Survivor Fund is permitted to invest;
WHEREAS, each Fund is authorized to issue its shares of beneficial interest;
WHEREAS, the trustees of the Trust (“Trustees”) have determined that the Reorganization, with respect to the Target Fund, is in the best interests of the Target Fund’s shareholders and that the interests of the existing shareholders of the Target Fund will not be diluted as a result of the Reorganization; and
WHEREAS, the Trustees have determined that the Reorganization, with respect to the Survivor Fund, is in the best interests of the Survivor Fund and, there being no existing shareholders of the Survivor Fund, that the Reorganization will not result in dilution of the Survivor Fund’s shareholders’ interests;
     NOW, THEREFORE, in consideration of the premises, covenants, and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

ARTICLE I
REORGANIZATION
Section 1.The Exchange. Subject to the terms and conditions contained herein and on the basis of the representations and warranties contained herein, the Target Fund agrees to sell, assign, convey, transfer, and deliver all of its assets, as set forth in paragraph 1.2, free and clear of all liens and encumbrances, except those liens and encumbrances as to which the Survivor Fund has received notice, to the Survivor Fund. In exchange, the Survivor Fund agrees: (a) to issue and deliver to the Target Fund the number of Survivor Fund Shares having an aggregate net asset value (“NAV”) equal to the aggregate NAV of the Target Fund Shares, as determined in the manner set forth in paragraphs 2.1 and 2.2; and (b) to assume the liabilities of the Target Fund, as set forth in paragraph 1.3. Such transactions comprising the Reorganization shall take place on the date of the closing provided for in paragraph 3.1 (the “Closing Date”).
Section 2.Assets to be Acquired. The assets of the Target Fund to be sold, assigned, transferred, delivered to, and acquired by the Survivor Fund shall consist of all assets and property of every kind and nature, including, without limitation, all cash, cash equivalents, securities, goodwill, interests in futures and dividends or interest receivables, receivables for shares sold and other rights that are owned by the Target Fund on the Closing Date, and any prepaid expenses shown as an asset on the books of the Target Fund on the Closing Date (the “Acquired Assets”). For the sake of clarity, the Acquired Assets include, but are not limited to, all rights (including rights to indemnification and contribution) and claims (including, but not limited to, claims for breach of contract, violation of standards of care, and claims in connection with past or present portfolio holdings, whether in the form of class action claims, opt-out, or other direct litigation claims or regulator or government established investor recovery fund claims, and any and all resulting recoveries, free and clear of all liens, encumbrances and claims whatsoever, except those liens and encumbrances as to which the Survivor Fund has received notice) of the Target Fund against any party with whom the Target Fund has contracted for any actions or omissions up to the Closing Date.
The Target Fund will provide the Survivor Fund with its most recent audited financial statements as of the Closing Date, which contain a list of all of the Target Fund’s assets as of the date of such statements. The Target Fund hereby represents that, as of the date of the execution of this Agreement, there have been no changes in its financial position as reflected in such financial statements other than those occurring in the ordinary course of business in connection with the purchase and sale of securities and the payment of normal operating expenses and the payment of dividends, capital gains distributions and redemption proceeds to shareholders. The Target Fund reserves the right to sell any of such securities or other investments.
Section 3.Liabilities to be Assumed. The Target Fund will endeavor, consistent with its obligation to continue to pursue its investment objective and employ its investment strategies in accordance with the terms of its Prospectus, in good faith to discharge all of its known liabilities and obligations to the extent practicable prior to the Closing Date. The Survivor Fund shall assume all liabilities of the Target Fund not discharged prior to the Closing Date, whether known or unknown, contingent, accrued, or otherwise (excluding expenses relating to the Reorganization and borne by the Adviser pursuant to Article IX), and investment contracts entered into in accordance with the terms of its Prospectus (the “Assumed Liabilities”).
Section 4.Liquidation and Distribution. On the Closing Date, the Target Fund will distribute, in liquidation, all of the Survivor Fund Shares received by the Target Fund pursuant to paragraph 1.1, pro rata to its shareholders of record, determined as of the close of business on the Closing

Date (the “Target Fund Shareholders”). In the Reorganization, each Target Fund Shareholder will receive the number of Survivor Fund Shares that has an aggregate NAV equal to the aggregate NAV of the Target Fund Shares held of record by such Target Fund Shareholder on the Closing Date (following the redemption of fractional shares pursuant to Section 9 of Article V).
Such liquidation and distribution will be accomplished by the transfer of Survivor Fund Shares credited to the account of the Target Fund on the books of the Survivor Fund to open accounts on the share records of the Survivor Fund in the names of the Target Fund Shareholders, representing the respective numbers of Survivor Fund Shares due such shareholders. All issued and outstanding Target Fund Shares will simultaneously be canceled on the books of the Target Fund, and the Target Fund will thereupon proceed to terminate as set forth in paragraph 1.7 below. The Survivor Fund shall not issue certificates representing Survivor Fund Shares in connection with such exchange. Each Target Fund Shareholder shall have the right to receive any unpaid dividends or other distributions that were declared by the Target Fund before the Effective Time (as defined in paragraph 3.1) with respect to Target Fund Shares that are held of record by the Target Fund Shareholder at the Effective Time on the Closing Date.
Section 5.Ownership of Shares. Ownership of Survivor Fund Shares will be shown on the books of the Survivor Fund’s transfer agents.
Section 6.Transfer Taxes. Any transfer taxes payable upon the transfer of Survivor Fund Shares in a name other than the registered holder of the Target Fund Shares on the books of the Target Fund as of the Closing Date shall, as a condition of such issuance and transfer, be paid by the person to whom such Survivor Fund Shares are to be transferred.
Section 7.Termination of Target Fund. As soon as practicable on or after the Closing Date, the Target Fund shall make all filings and take all other steps as shall be necessary and proper to terminate and cease operations as a series of the Trust. After the Closing Date, the Target Fund shall not conduct any business except in connection with its dissolution.
ARTICLE II
VALUATION
Section 1.Valuation of Assets. The value of the Acquired Assets for purposes of paragraph 1.1 above shall be the value of such Acquired Assets computed as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the Closing Date. The NAV per share of each of the Target Fund Shares and Survivor Fund Shares shall be computed by the Survivor Fund’s sub-accounting agent and sub-administrator (the “Administrator”), in the manner set forth in the Trust’s Agreement and Declaration of Trust, By-Laws, the Survivor Fund’s then-current Prospectus and Statement of Additional Information, and in the procedures adopted by the Trust’s Board of Trustees (“Board”).
Section 2.Valuation and Calculation of Shares. The NAV per share of Survivor Fund Shares and the NAV per share of Target Fund Shares shall, in each case, be computed as of the close of normal trading on the NYSE on the Closing Date. The number of Survivor Fund Shares to be issued in the Reorganization in exchange for Target Fund Shares shall be determined by the Administrator by dividing the NAV of the Target Fund Shares, as determined in accordance with paragraph 2.1, by the NAV of one Survivor Fund Share, as determined in accordance with Paragraph 2.1 hereof.
Section 3.Determination of Value. All computations of value with respect to the Target Fund shall be made by the Administrator, in accordance with its regular practice in pricing the shares and assets of the Target Fund.

ARTICLE III
CLOSING AND CLOSING DATE
Section 1.Closing Date. Subject to the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII of this Agreement, the closing of the Reorganization (the “Closing”) will be on the Closing Date, which will be on or about September 26, 2025, or such other date as the parties may agree to in writing. The Closing shall be held as of the close of business Eastern Time (the “Effective Time”) at the offices of the Administrator, or at such other time and/or place as the parties may agree. For the avoidance of doubt, the Closing may be held in person, by facsimile, email, or such other communication means as the parties may agree. All acts taking place at the Closing shall be deemed to take place simultaneously immediately at the Effective Time, unless otherwise provided.
Section 2.Custodian’s Certificate. The Target Fund shall cause State Street Bank and Trust Company (“Custodian”), to deliver at the Closing a certificate of an authorized officer stating that: (a) the Target Fund’s portfolio securities, cash, and any other assets shall have been delivered in proper form to the custodian for the Survivor Fund, immediately prior to the Closing Date; and (b) all necessary Taxes (as defined in paragraph 4.1(j)) in connection with the delivery of the Acquired Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made. The Target Fund’s portfolio securities represented by a certificate or other written instrument shall be presented by the Custodian no later than five business days preceding the Closing Date and transferred and delivered by the Target Fund as of the Closing Date for the account of the Survivor Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof.
Section 3.Effect of Suspension in Trading. In the event that on the Closing Date, either: (a) the NYSE Arca (the “Exchange”) on which the portfolio securities of the Survivor Fund or the Target Fund are purchased or sold, shall be closed to trading or trading on such exchange shall be restricted; or (b) trading or the reporting of trading on the Exchange shall be disrupted so that accurate appraisal of the NAV of the Survivor Fund or the Target Fund is impracticable as mutually determined by the parties, the Closing Date shall be postponed until the first business day after the day when trading is fully resumed and reporting is restored.
Section 4.Transfer Agent’s Certificate. The Trust, on behalf of the Target Fund, shall cause the Administrator, as its transfer agent as of the Closing Date to deliver at the Closing to the Secretary of the Trust a certificate of an authorized officer stating that its records contain the names and addresses of Target Fund Shareholders, and the number and percentage ownership of outstanding Target Fund Shares owned by each such shareholder immediately prior to the Closing. The Trust, on behalf of the Survivor Fund, shall issue and deliver or cause the Custodian, its transfer agent, to issue and deliver to the Secretary of the Trust a confirmation evidencing the number of Survivor Fund Shares to be credited on the Closing Date and provide evidence satisfactory to the Target Fund that such Survivor Fund Shares have been credited to the Target Fund’s account on the books of the Survivor Fund. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, share certificates, receipts, and other documents, if any, as such other party or its counsel may reasonably request.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 1.Representations of the Target Fund. The Trust, on behalf of the Target Fund, represents and warrants to the Trust, on behalf of the Survivor Fund, as follows:
(a)The Target Fund is a separate series of the Trust. The Trust is a business trust duly organized, validly existing and in good standing under the laws of the State of Ohio. The Trust has the power to own all of its properties and assets and to perform its obligations under this Agreement;
(b)The Trust is registered as an open-end management investment company, and its registration with the Securities and Exchange Commission (“SEC”) as an investment company under the Company Act, is in full force and effect;
(c)The current Prospectus and Statement of Additional Information of the Target Fund conform in all material respects to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Company Act, and the rules and regulations thereunder, and do not include any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(d)The Target Fund is not currently engaged in, and the execution, delivery, and performance of this Agreement will not result in, the violation of any material provision of the Trust’s Agreement and Declaration of Trust or its By-Laws, or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Target Fund is a party or by which it is bound;
(e)The Target Fund Shares are the only outstanding equity interests in the Target Fund;
(f)The Target Fund has no material contracts or other commitments (other than this Agreement and agreements for the purchase and sale of securities or other permitted investments) that if terminated will result in material liability to the Target Fund;
(g)Except as otherwise disclosed in writing to and accepted by the Survivor Fund, no litigation, administrative proceeding, or investigation of or before any court or governmental body is presently pending or to its knowledge, without any special investigation or inquiry, threatened against the Target Fund or any of its properties or assets, which, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business, or the ability of the Target Fund to carry out the transactions contemplated by this Agreement. The Target Fund is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects the Target Fund’s business or its ability to consummate the transactions contemplated herein;
(h)The financial statements of the Target Fund for the most recently completed fiscal year ended December 31, 2024, are in accordance with generally accepted accounting principles, and such statements (copies of which have been furnished to the Survivor Fund) fairly reflect the financial condition of the Target Fund as of the end of such fiscal year, in all material respects as of that date, and there are no known contingent liabilities of the Target Fund as of that date not disclosed in such statements;

(i)Since the end of the Target Fund’s most recently completed fiscal year, there have been no material adverse changes in the Target Fund’s financial condition, assets, liabilities, or business (other than changes occurring in the ordinary course of business), or any incurrence by the Target Fund of material indebtedness, except as otherwise disclosed to and accepted by the Survivor Fund. For the purposes of this subparagraph (i), distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in market value of portfolio securities, or net redemptions shall not constitute a material adverse change;
(j)All Tax (as defined below) returns and reports (including, but not limited to, information returns) that are required to have been filed by the Target Fund have been duly and timely filed. All such returns and reports were true, correct and complete in all material respects as of the time of their filing. All Taxes due or properly shown to be due on such returns and reports have been paid, or provision has been made and properly accounted therefor. To the knowledge of the Trust, no such return is currently being audited by any federal, state, local or foreign taxing authority. To the knowledge of the Trust, there are no deficiency assessments (or deficiency assessments proposed in writing) with respect to any Taxes of the Target Fund. As used in this Agreement, “Tax” or “Taxes” means all federal, state, local and foreign (whether imposed by a country or political subdivision or authority thereunder) income, gross receipts, excise, sales, use, value added, employment, franchise, profits, property, ad valorem or other taxes, stamp taxes and duties, fees, assessments or charges, whether payable directly or by withholding, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (foreign or domestic) with respect thereto, and including any obligations to indemnify or otherwise assume or succeed to such a liability of any other person. There are no levies, liens or encumbrances relating to Taxes existing, pending or threatened in writing with respect to the assets of the Target Fund (other than liens for Taxes not yet due and payable). The Target Fund has not changed its annual accounting period within the 60-month period ending on the Closing Date;
(k)All issued and outstanding shares of the Target Fund are, and at the Closing Date will be, validly issued, fully paid and non-assessable by the Target Fund and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. All of the issued and outstanding shares of the Target Fund will, at the time of the Closing Date, be held by the persons and in the amounts set forth in the records of the Target Fund’s transfer agent as provided in paragraph 3.4. The Target Fund has no outstanding options, warrants, or other rights to subscribe for or purchase any shares of the Target Fund, and has no outstanding securities convertible into any shares of the Target Fund;
(l)At the Closing Date, the Target Fund will have good and valid title to the Target Fund’s Acquired Assets to be transferred to the Survivor Fund pursuant to paragraph 1.2, and full right, power, and authority to sell, assign, transfer, and deliver such Acquired Assets hereunder. Upon delivery and payment for such Acquired Assets, the Survivor Fund will acquire good and valid title, subject to no restrictions on the full transfer of such Acquired Assets, including such restrictions as might arise under the Securities Act, other than as disclosed to and accepted by the Survivor Fund;
(m)The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of the Target Fund. This Agreement constitutes a valid and binding obligation of the Target Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles;

(n)The information to be furnished by the Target Fund for use in no-action letters, applications for orders, registration statements, and other documents that may be necessary in connection with the transactions contemplated herein shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations;
(o)From the mailing of the N-14 Registration Statement (as defined in paragraph 5.5) and on the Closing Date, any written information furnished by the Trust with respect to the Target Fund for use in the N-14 Registration Statement, the N-1A Registration Statement (as defined in paragraph 4.3) or any other materials provided in connection with the Reorganization, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which such statements were made, not materially misleading;
(p)The Trust has in effect an election to treat the Target Fund as a regulated investment company (“RIC”) for federal income tax purposes under Part I of Chapter 1, Subchapter M of the Code. The Target Fund is a fund that is treated as a corporation separate from each other series of the Trust under Section 851(g) of the Code. The Target Fund has no earnings and profits accumulated in any taxable year for which the provisions of Part I of Chapter 1, Subchapter M of the Code (or the corresponding provisions of prior law) did not apply to it. The Target Fund has qualified for treatment as a RIC for each taxable year since its formation (or since it was first treated as a separate corporation under Section 851(g) of the Code) that has ended prior to the Closing Date and, subject to the accuracy of the representations set forth in paragraph 4.2(m), expects to satisfy the requirements of Part I of Chapter 1, Subchapter M of the Code to maintain qualification for such treatment for the taxable year that includes the Closing Date. Subject to the accuracy of the representations set forth in paragraph 4.2(m), the Target Fund does not expect that the consummation of the transactions contemplated by this Agreement will cause it to fail to qualify for treatment as a RIC as of the Closing Date or as of the end of its taxable year that includes the Closing Date. The Target Fund has not at any time since its inception been liable for any income or excise tax pursuant to Sections 852 or 4982 of the Code that has not been timely paid. The Target Fund is in compliance in all material respects with all applicable provisions of the Code and all applicable Treasury regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest and to withholding in respect of dividends and other distributions to shareholders and redemption of shares, and is not liable for any material penalties that could be imposed thereunder;
(q)The Target Fund’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Target Fund’s Prospectus, except as previously disclosed in writing to the Survivor Fund;
(r)The Survivor Fund Shares to be issued to the Target Fund pursuant to paragraph 1.1 will not be acquired for the purpose of making any distribution thereof other than to the Target Fund Shareholders as provided in paragraph 1.4;
(s)No governmental consents, approvals, authorizations, or filings are required under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company Act or Ohio law for the execution of this Agreement by the Trust, for itself and on behalf of the Target Fund, except for the effectiveness of the N-1A Registration Statement and the N-14 Registration Statement and

such other consents, approvals, authorizations and filings as have been made or received, and such consents, approvals, authorizations and filings as may be required subsequent to the Closing Date;
(t)The books and records of the Target Fund, including FASB ASC 740-10-25 (formerly FIN 48) workpapers and supporting statements, made available to the Survivor Fund and/or its counsel, are substantially true and correct and contain no material misstatements or omissions with respect to the operations of the Target Fund;
(u)The Target Fund would not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the Treasury regulations thereunder;
(v)The Target Fund has not waived or extended any applicable statute of limitations with respect to the assessment or collection of Taxes; and
(w)The Target Fund has not received written notification from any taxing authority that asserts a position contrary to any of the representations set forth in paragraphs (j), (p), (t), (u), and (v) of this Section 1 of Article IV.
Section 2.Representations of the Survivor Fund. The Trust and the Survivor Fund represent and warrant to the Trust and the Target Fund as follows:
(a)The Survivor Fund is a separate series of the Trust. The Trust is a Ohio business trust duly organized, validly existing and in good standing under the laws of the State of Ohio. The Trust has the power to own all of its properties and assets and to perform its obligations under this Agreement;
(b)The Trust is registered as an open-end management investment company, and its registration with the SEC as an investment company under the Company Act is in full force and effect;
(c)The current Prospectus and Statement of Additional Information of the Survivor Fund conform in all material respects to the applicable requirements of the Securities Act and the Company Act and the rules and regulations thereunder, and do not include any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make such statements therein, in light of the circumstances under which they were made, not misleading;
(d)The Survivor Fund is not currently engaged in, and the execution, delivery and performance of this Agreement will not result in, a violation of any material provision of the Trust’s Agreement and Declaration of Trust, its By-Laws, or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Survivor Fund is a party or by which it is bound;
(e)Except as otherwise disclosed in writing to and accepted by the Target Fund, no litigation, administrative proceeding, or investigation of or before any court or governmental body is presently pending, or to its knowledge, without any special investigation or inquiry, threatened against the Survivor Fund or any of its properties or assets, which, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business, or the ability of the Survivor Fund to carry out the transactions contemplated by this Agreement. The Survivor Fund is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated herein;

(f)There shall be no issued and outstanding shares of the Survivor Fund prior to the Closing Date other than a nominal number of shares (“Initial Shares”) issued to an initial capital investor (which shall be the investment adviser of the Survivor Fund or an affiliate thereof), to vote on the investment management agreement and other agreements and plans as may be required by the Company Act and to take whatever action it may be required to take as the Survivor Fund’s sole shareholder. The Initial Shares have been or will be redeemed by the Survivor Fund prior to the Closing for the price for which they were issued, and any price paid for the Initial Shares shall at all times have been held by the Survivor Fund in a non-interest bearing account;
(g)All issued and outstanding Survivor Fund Shares to be issued and delivered to the Target Fund pursuant to the terms of this Agreement, will be, at the Closing Date, validly issued, fully paid and non-assessable by the Survivor Fund. The Survivor Fund has no outstanding options, warrants, or other rights to subscribe for or purchase any Survivor Fund Shares, and there are no outstanding securities convertible into any Survivor Fund Shares;
(h)The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of the Survivor Fund, and this Agreement constitutes a valid and binding obligation of the Survivor Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles;
(i)The information to be furnished by the Survivor Fund for use in no-action letters, applications for orders, registration statements, and other documents that may be necessary in connection with the transactions contemplated herein shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations;
(j)From the mailing of the N-14 Registration Statement and on the Closing Date, any written information furnished by the Trust with respect to the Survivor Fund for use in the N-14 Registration Statement, the N-1A Registration Statement or any other materials provided in connection with the Reorganization, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which such statements were made, not materially misleading;
(k)The Survivor Fund agrees to use all reasonable efforts to obtain the approvals and authorizations required by the Securities Act, the Exchange Act, the Company Act, and any state blue sky or securities laws in order to continue its operations after the Closing Date;
(l)No governmental consents, approvals, authorizations or filings are required under the Securities Act, the Exchange Act, the Company Act or Ohio law for the execution of this Agreement by the Trust, for itself and on behalf of the Survivor Fund, or the performance of the Agreement by the Trust, for itself and on behalf of the Survivor Fund, except for the effectiveness of the N-1A Registration Statement and the N-14 Registration Statement and such other consents, approvals, authorizations and filings as have been made or received, and except for such consents, approvals, authorizations, and filings as may be required subsequent to the Closing Date;
(m)Subject to the accuracy of the representations and warranties in paragraph 4.1(p), for the taxable year that includes the Closing Date, the Trust expects that the Survivor Fund will meet the requirements of Chapter 1, Part I of Subchapter M of the Code for qualification as a RIC and will be eligible to, and will, compute its federal income tax under Section 852 of the Code; and
(n)The Survivor Fund is, and will be at the time of Closing, a newly created series without assets and liabilities, created for the purpose of acquiring the assets and assuming the liabilities of the Target Fund, and, prior to the Closing, will not carry on any business activities (other than such activities as are customary to the organization of a new series of a registered investment company prior to its commencement of investment operations).
Section 3.Representations of the Trust. The Trust represents and warrants as follows:
(a)The Trust has filed a post-effective amendment to its registration statement on Form N-1A (“N-1A Registration Statement”) for the purpose of registering the Survivor Fund under the Company Act.
ARTICLE V
COVENANTS
Section 1.Operation in Ordinary Course. Each of the Survivor Fund and the Target Fund will operate their businesses in the ordinary course between the date of this Agreement and the Closing Date, it being understood that such ordinary course of business may include payment of customary dividends and distributions and shareholder redemptions in the case of the Target Fund and redemptions of the Initial Shares in the case of the Survivor Fund.
Section 2.Additional Information. The Target Fund will assist the Survivor Fund in obtaining such information as the Survivor Fund reasonably requests concerning the beneficial ownership of the Target Fund Shares.
Section 3.Further Action. Subject to the provisions of this Agreement, the Survivor Fund and the Target Fund will each take or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including any actions required to be taken after the Closing Date.
Section 4.Statement of Earnings and Profits. As promptly as practicable, but in any case within 60 days after the Closing Date, the Target Fund shall furnish the Survivor Fund, in such form as is reasonably satisfactory to the Survivor Fund, a statement of the earnings and profits of the Target Fund for federal income tax purposes that will be carried over to the Survivor Fund, as well as any capital loss carryovers that will be carried over to the Survivor Fund as a result of Section 381 of the Code, and which will be certified by the Trust’s Treasurer.
Section 5.Preparation of N-14 Registration Statement. The Trust will prepare and file with the SEC a registration statement on Form N-14 (the “N-14 Registration Statement”) relating to the transactions contemplated by this Agreement in compliance with the Securities Act, the Exchange Act and the Company Act. The Target Fund will provide the Survivor Fund with the materials and information necessary to prepare the N-14 Registration Statement. Capitalized terms not defined herein have the meaning ascribed to them in the N-14 Registration Statement.
Section 6.Tax Returns. The Trust covenants that by the time of the Closing, all of the Target Fund’s federal and other Tax returns and reports required by law to have been filed on or before the Closing Date (taking extensions into account) shall have been filed and all federal and other Taxes (if any) shown as due on said returns shall have either been paid or, if not yet due, adequate liability reserves shall have been provided for the payment of such Taxes.
Section 7.Closing Documents. At the Closing, the Trust, on behalf of the Target Fund, will provide the Trust, on behalf of the Survivor Fund, the following:
(a)A certificate, signed by the President and the Treasurer or Assistant Treasurer of the Trust on behalf of the Target Fund, stating the Target Fund’s known assets and liabilities, together with information concerning the tax basis and holding period of the Target Fund in all securities or investments transferred to the Survivor Fund.
(b)A copy of any Tax books and records of the Target Fund necessary for purposes of preparing any Tax returns, schedules, forms, statements or related documents (including but not limited to any income, excise or information returns, as well as any transfer statements (as described in Treasury regulation Section 1.6045A-1)) required by law to be filed by the Survivor Fund after the Closing.
(c)A copy (which may be in electronic form) of the shareholder ledger accounts of the Target Fund, including, without limitation, the name, address and taxpayer identification number of each Target Fund Shareholder of record; the number of shares of beneficial interest held by each Target Fund Shareholder; the dividend reinvestment elections applicable to each Target Fund Shareholder; the backup withholding certifications (e.g., IRS Form W-9) or foreign person certifications (e.g., IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY), notices or records on file with the Target Fund with respect to each Target Fund Shareholder; and such information as the Trust may reasonably request concerning Target Fund Shares or Target Fund Shareholders in connection with the Survivor Fund’s cost basis reporting and related obligations under Sections 1012, 6045, 6045A, and 6045B of the Code and related Treasury regulations following the Closing for all of the Target Fund Shareholders (the “Target Fund Shareholder Documentation”), certified by the Trust’s transfer agent or its President or its Vice President to the best of their knowledge and belief.
(d)All FASB ASC 740-10-25 (formerly, FIN 48) work papers and supporting statements pertaining to the Target Fund.
Section 8.Tax Treatment. The Survivor Fund and the Target Fund intend that the Reorganization will qualify as a reorganization described in Section 368(a)(1)(F) of the Code. Neither the Survivor Fund nor the Target Fund shall take any action or cause any action to be taken (including, without limitation, the filing of any Tax return) that is inconsistent with such treatment or results in the failure of the Reorganization to qualify as a reorganization described in Section 368(a)(1)(F) of the Code.
Section 9.Fractional and Non-Transferrable Shares. Prior to the Effective Time:
(a)The Target Fund shall redeem all fractional shares of the Target Fund outstanding on the records of the Target Fund’s transfer agent.
(b)The Target Fund shall liquidate and redeem for cash shares not held in a brokerage account or held through a brokerage account that cannot accept shares of the Survivor Fund on the Closing Date of the Reorganization, or upon shareholder instructions, transfer such shares to a different investment option.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND
The obligations of the Target Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Survivor Fund of all the obligations to be performed by the Survivor Fund pursuant to this Agreement on or before the Closing Date, and, in addition, subject to the following conditions:
Section 1.The N-1A Registration Statement filed by the Trust with the SEC to register the offer of the sale of the Survivor Fund Shares will be in effect on the Closing Date.
Section 2.As of the Closing Date with respect to the Reorganization of the Target Fund, there shall have been no material change in the investment objective, policies and restrictions nor any material change in the investment management fees, other fees payable for services provided to the Survivor Fund, or fee waiver or expense reimbursement undertakings of the Survivor Fund from those fee amounts and undertakings of the Survivor Fund described in the N-14 Registration Statement or N-1A Registration Statement.
Section 3.The Board, including a majority of Trustees who are not “interested persons” of the Trust as defined under the Company Act (“Independent Trustees”), has determined that the transactions contemplated by this Agreement are in the best interests of the Survivor Fund and that the interests of the existing shareholders of the Survivor Fund would not be diluted as a result of such transactions.
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND
The obligations of the Survivor Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Target Fund of all the obligations to be performed by the Target Fund pursuant to this Agreement, on or before the Closing Date and, in addition, shall be subject to the following conditions:
Section 1.The Target Fund shall have delivered to the Survivor Fund: (a) a certificate, signed by the President or Vice President and the Treasurer or Assistant Treasurer of the Trust on behalf of the Target Fund, stating the Target Fund’s known assets and liabilities, together with information concerning the tax basis and holding period of the Target Fund in all securities or investments transferred to the Survivor Fund; (b) the Target Fund Shareholder Documentation; (c) all FASB ASC 740-10-25 (formerly, FIN 48) work papers; (d) copies of the Tax books and records of the Target Fund for purposes of preparing any Tax returns required by law to be filed after the Closing Date; and (e) a statement of earnings and profits of the Target Fund, as described in paragraph 5.4.
Section 2.The Board, including a majority of the Independent Trustees, has determined that the transactions contemplated by this Agreement are in the best interests of the Target Fund and that the interests of the existing shareholders of the Target Fund would not be diluted as a result of such transactions.
Section 3.Section 3.    The Target Fund will, prior to the Closing, consolidate its outstanding share classes into a single class (the “Share Class Consolidation”) so that immediately after the Share Class Consolidation each Target Fund shareholder holds shares of that single clas

s with an aggregate value equal to the aggregate value of the shares of the Target Fund held immediately prior to the Share Class Consolidation.
ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF BOTH FUNDS
If any of the conditions set forth below do not exist on or before the Closing Date with respect to the Target Fund or the Survivor Fund, the other party to this Agreement shall, at its option, not be required to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in the foregoing, if the conditions stated in paragraph 8.5 below do not exist on or before the Closing Date with respect to the Target Fund or the Survivor Fund, the transactions contemplated by this Agreement shall not be consummated:
Section 1.On the Closing Date, the SEC shall not have issued an unfavorable report under Section 25(b) of the Company Act or instituted any proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement under Section 25(c) of the Company Act. Furthermore, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the transactions contemplated herein.
Section 2.All required consents of other parties and all other consents, orders, and permits of federal, state, and local regulatory authorities (including those of the SEC and of state blue sky securities authorities, including any necessary no-action positions and exemptive orders from such federal and state authorities) to permit consummation of the transactions contemplated herein shall have been obtained, except where failure to obtain any such consent, order, or permit would not involve a risk of a material adverse effect on the assets or properties of the Survivor Fund or the Target Fund, provided that either party hereto may waive any such conditions for itself.
Section 3.Each of the N-1A Registration Statement and the N-14 Registration Statement shall have become effective under the Securities Act and no stop orders suspending the effectiveness thereof shall have been issued. To the best knowledge of the parties to this Agreement, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened, or contemplated under the Securities Act.
Section 4.The Trust shall have received the opinion of Thompson Hine LLP dated as of the Closing Date and addressed to the Trust, in a form satisfactory to it, substantially to the effect that, based upon certain facts, qualifications, certifications, representations, and assumptions, for federal income tax purposes:
(a)The Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and each of the Target Fund and the Survivor Fund will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;
(b)Under Sections 361 and 357(a) of the Code, no gain or loss will be recognized by the Target Fund upon the transfer of all the Acquired Assets to the Survivor Fund solely in exchange for the Survivor Fund Shares and the assumption by the Survivor Fund of all the liabilities of the Target Fund, or upon the distribution of the Survivor Fund Shares to the Target Fund Shareholders;

(c)Under Section 1032(a) of the Code, no gain or loss will be recognized by the Survivor Fund upon its receipt of all the Acquired Assets solely in exchange for Survivor Fund Shares and the assumption by the Survivor Fund of all the liabilities of the Target Fund as part of the Reorganization;
(d)Under Section 362(b) of the Code, the Survivor Fund’s adjusted bases in each of the Acquired Assets will be the same as the adjusted basis of such Acquired Assets to the Target Fund immediately prior to the Reorganization;
(e)Under Section 1223(2) of the Code, the holding period of each of the Acquired Assets in the hands of the Survivor Fund will include the period during which the Acquired Assets were held by the Target Fund (except where the Survivor Fund’s investment activities have the effect of reducing or eliminating an Acquired Asset’s holding period);
(f)Under Section 354(a)(1) of the Code, no gain or loss will be recognized by the Target Fund Shareholders upon the exchange of their Target Fund Shares for Survivor Fund Shares in complete liquidation of the Target Fund pursuant to the Reorganization (except with respect to cash received by Target Fund Shareholders in redemption of fractional Target Fund Shares prior to the Reorganization and the liquidation of Target Fund Shares held through accounts that are not permitted to hold Survivor Fund Shares));
(g)Under Section 358(a)(1) of the Code, the aggregate adjusted basis of the Survivor Fund Shares received by each Target Fund Shareholder in the Reorganization will be the same as the aggregate adjusted basis of the Target Fund Shares held by such Target Fund Shareholder immediately prior to the Reorganization (reduced by any amount of adjusted basis allocable to (a) fractional Target Fund Shares for which cash is received or (b) Target Fund Shares held through accounts that are not permitted to hold Survivor Fund Shares);
(h)Under Section 1223(1) of the Code, the holding period of the Survivor Fund Shares received by each Target Fund Shareholder in the Reorganization will include the period during which the Target Fund Shares exchanged therefor were held by such shareholder (provided the Target Fund Shares were held as capital assets on the date of the Reorganization); and
(i)The Survivor Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder. In particular, under Treasury Regulations § 1.381(b)-1(a)(2), the Survivor Fund will be treated for purposes of section 381 of the Code just as the Target Fund would have been treated if there had been no Reorganization, the tax attributes of the Target Fund enumerated in Section 381(c) of the Code shall be taken into account by the Survivor Fund as if there had been no Reorganization, and the taxable year of the Target Fund will not end on the date of the Reorganization merely because of the Closing of the Reorganization.
(j)Notwithstanding anything herein to the contrary, neither the Survivor Fund nor the Target Fund may waive the conditions set forth in this paragraph 8.4.
(k)In rendering its opinion, Thompson Hine LLP may rely on customary assumptions and such representations as Thompson Hine LLP may reasonably request of Trust. No opinion with respect to any matter not specifically addressed by the foregoing shall be expressed by Thompson Hine LLP. By way of illustration, and without limitation of the foregoing, Thompson Hine LLP shall express no opinion regarding: (i) whether either the Target Fund or the Survivor Fund qualifies or will qualify as a regulated investment company; (ii) the federal income tax consequences of the payment of Reorganization expenses by the Adviser, except in relation to the qualification of the Reorganization as a reorganization under Section 368(a)(1) of the Code; (iii) whether any federal income tax will be imposed or required to be withheld under the Foreign Investment in Real Property Tax Act of 1980, as amended, with respect to any Target Fund Shareholder that is a foreign person; (iv) the effect of the Reorganization on the Target Fund with respect to any transferred asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting (including under Section 1256 of the Code); (v) the effect of a Reorganization on any Target Fund Shareholder that is required to recognize unrealized gains or losses for federal income tax purposes under a mark-to-market system of accounting; (vi) whether accrued market discount, if any, on any market discount bonds held by the Target Fund will be required to be recognized as ordinary income under Section 1276 of the Code as a result of the Reorganization; (vii) whether any gain or loss will be required to be recognized with respect to any Acquired Asset that constitutes stock in a passive foreign investment company (within the meaning of Section 1297(a) of the Code); (viii) any tax consequences (to the Survivor Fund, the Target Fund, the Target Fund Shareholders or any other person) related to the Share Class Consolidation; and (ix) any state, local, or foreign tax consequences of the Reorganization.
Section 5.Each party shall have performed all of its covenants set forth in Article V, and its representations and warranties set forth in Article IV shall be true and correct in all material respects on and as of the Closing Date as if made on such date, and the President of the Trust shall have executed a certificate to such effect.
ARTICLE IX
EXPENSES
Section 1.Except as otherwise provided for herein, the Adviser (or any affiliate thereof) shall bear all expenses of the transactions contemplated by this Agreement (other than expenses, if any, of the shareholders). Such expenses include, without limitation: (a) expenses associated with the preparation and filing of the N-14 Registration Statement, (b) postage, (c) printing, (d) accounting fees, (e) audit and legal fees, including fees of the counsel to the Trust, and counsel to the Independent Trustees of the Trust, (f) solicitation costs of the transactions (if any), (g) service provider conversion fees, and (g) any costs associated with meetings of the Board relating to the transactions contemplated herein.
The Adviser (or any affiliate thereof) shall remain so liable for expenses, regardless of whether the transactions contemplated by this Agreement occur, and this Section 9.1 shall survive the Closing and any termination of this Agreement pursuant to paragraph 10.1. Notwithstanding the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in a failure by either the Target Fund or the Survivor Fund to qualify for treatment as a RIC within the meaning of Section 851 of the Code or would prevent the Reorganization from qualifying as a reorganization within the meaning of Section 368(a) of the Code or otherwise result in the imposition of tax on either the Target Fund or the Survivor Fund or on any of their respective shareholders.

ARTICLE X
TERMINATION
Section 1.This Agreement may be terminated by resolution of the Board at any time prior to the Closing Date if:
(a)Any party shall have breached any material provision of this Agreement;
(b)Circumstances develop that, in the opinion of such Board, make proceeding with the Reorganization inadvisable;
(c)The Board determines that the consummation of the transactions contemplated herein is not in the best interest of the Target Fund and/or Survivor Fund; or
(d)Any governmental body shall have issued an order, decree or ruling having the effect of permanently enjoining, restraining or otherwise prohibiting the consummation of this Agreement.
Section 2.In the event of any such termination, there shall be no liability for damages on the part of any party to the other parties.
ARTICLE XI
CONFIDENTIALITY
Section 1.Each Fund agrees to treat confidentially and as proprietary information of the other Fund, all records and other information, including any information relating to portfolio holdings, of such other Fund and not to use such records and information for any purpose other than the performance of its duties under this Agreement; provided, however, that after prior notification of and written approval by such other Fund (which approval shall not be withheld if the disclosing Fund would be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities having proper jurisdiction, and which approval shall not be withheld unreasonably in any other circumstance), a Fund may disclose such records and/or information as so approved.
ARTICLE XII
COOPERATION AND EXCHANGE OF INFORMATION
Section 1.The Trust will provide the appropriate representatives with such cooperation, assistance, and information as may reasonably be requested in filing any Tax returns, amended Tax returns, or claims for Tax refunds, determining a liability for Taxes or a right to a refund of Taxes, requesting a closing agreement or similar relief from a taxing authority or participating in or conducting any audit or other proceeding in respect of Taxes, or in determining the financial reporting of any Tax position. Each party or its respective agents will retain for a period of six (6) years following the Closing all returns, schedules, and work papers and all material records or other documents relating to Tax matters and financial reporting of Tax positions of the Target Fund and Survivor Fund for its taxable period first ending after the Closing and for prior taxable periods for which the party is required to retain records as of the Closing, provided that, the Target Fund shall not be required to maintain any such documents that it has delivered to the Survivor Fund.
Section 2.Any reporting responsibility of the Target Fund is and shall remain the responsibility of the Target Fund, up to and including the date of the Closing, and such later date on which the Target Fund is terminated including, without limitation, responsibility for: (i) preparing and filing any Tax returns relating to Tax periods ending on or prior to the Closing Date (whether due before or after the Closing); and (ii) preparing and filing other documents with the SEC, any state securities commission, and any federal, state, or local tax authorities or any other relevant regulatory authority, except as otherwise is mutually agreed by the parties.
ARTICLE XIII
MISCELLANEOUS
Section 1.Amendments. This Agreement may be amended, modified, or supplemented prior to the Closing Date by the parties in writing; provided, however, that no such amendment may have the effect of changing any provisions to the detriment of such shareholders.
Section 2.Entire Agreement. The Trust, on behalf of the Survivor Fund and the Target Fund, agree that neither party has made to the other party any representation, warranty, and/or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.
Section 3.Survival. The representations and warranties contained in this Agreement or in any document delivered pursuant to or in connection with this Agreement, shall survive the consummation of the transactions contemplated hereunder. The covenants to be performed after the Closing Date, and the obligations of the Survivor Fund, shall continue in effect beyond the consummation of the transactions contemplated hereunder.
Section 4.Headings. The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 5.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
Section 6.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the conflicts of laws provisions thereof.
Section 7.Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in this paragraph, no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm, or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.
Section 8.Limitation of Liability. It is expressly agreed that the obligations of the Survivor Fund hereunder shall not be binding upon any of the Trustees, shareholders, officers (“Officers”), agents, or employees of the Trust personally, but shall bind only the trust property of the Survivor Fund, as provided in the Trust’s Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees on behalf of the Survivor Fund and signed by authorized Officers, acting as such. Such authorization by the Trustees and such execution and delivery by the Officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Survivor Fund as provided in the Trust’s Agreement and Declaration of Trust.

Section 9.Discharge of Liabilities. The Trust, on behalf of the Survivor Fund and the Target Fund, specifically acknowledges and agrees that any liability under this Agreement with respect to the Survivor Fund or Target Fund, respectively, or in connection with the transactions contemplated herein with respect to the Survivor Fund or Target Fund, respectively, shall be discharged only out of the assets of the Survivor Fund or Target Fund, respectively, and that no other series of the Trust shall be liable with respect thereto.
IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.
SIGNATURES ON FOLLOWING PAGE

LOCORR INVESTMENT TRUST on behalf of the Target Fund By: ________________________________ Name: ________________________________ Title: ________________________________
LOCORR INVESTMENT TRUST on behalf of the Survivor Fund By: ________________________________ Name: ________________________________ Title: ________________________________
LOCORR FUND MANAGEMENT, LLC solely with respect to Article IX By: ________________________________ Name: ________________________________ Title: ________________________________